Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the inclusion in this Current Report on Form 8-K of our reports dated May 7, 2012 of our audits of the financial statements of Propel Financial Services, LLC; BNC Retax, LLC; and RioProp Ventures, LLC as of and for the year ended December 31, 2011.

/s/ BKD, LLP

San Antonio, Texas

July 24, 2012